Horizon Technology Finance Announces Second Quarter 2023 Financial Results

- Second Quarter 2023 Net Investment Income per Share of $0.54; NAV per Share of $11.07 -

- Debt Portfolio Yield of 16.3% -

- Grew Portfolio Year over Year by 24% to $715 Million -

- Horizon Platform Ends Quarter with Committed Backlog of $183 Million,
Including $159 Million in HRZN Commitments -

- Declares Regular Monthly Distributions Totaling $0.33 per Share -

Farmington, Connecticut – August 1, 2023 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights

●	Net investment income (“NII”) of $16.1 million, or $0.54 per share, compared to $8.6 million, or $0.35 per share for the prior-year period
●	Total investment portfolio of $715.4 million as of June 30, 2023
●	Net asset value of $355.4 million, or $11.07 per share, as of June 30, 2023
●	Annualized portfolio yield on debt investments of 16.3% for the quarter
●	HRZN funded 11 loans totaling $49.6 million
●	HRZN’s investment adviser, Horizon Technology Finance Management LLC (“HTFM”), originated $52.7 million through its lending platform (“Horizon Platform”), inclusive of the loans funded by Horizon
●	Successfully raised $38.9 million of net proceeds in common stock offering
●	Raised total net proceeds of approximately $5.1 million with “at-the-market” (“ATM”) offering program
●	Increased commitment of senior secured debt facility by $50 million to enable its wholly-owned subsidiary to issue up to $250 million of secured notes
●	Expanded aggregate commitments under revolving credit facility from $125 million to $150 million
●	Experienced liquidity events from six portfolio companies
●	Cash of $50.3 million and credit facility capacity of $223.2 million as of June 30, 2023
●	Held portfolio of warrant and equity positions in 97 companies as of June 30, 2023
●	Undistributed spillover income of $1.02 per share as of June 30, 2023
●	Subsequent to quarter end, declared distributions of $0.11 per share payable in October, November and December 2023
●	On June 30, 2023, HTFM was acquired by an affiliate of Monroe Capital LLC, a premier boutique middle market asset manager

“We generated net investment income in the second quarter that once again exceeded our distributions, driven by our debt portfolio yield of over 16%,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “During the quarter, we remained selective in making venture debt investment commitments to new portfolio companies, while funding and maintaining a committed backlog of debt investments to existing portfolio companies. Much of our committed backlog is subject to our portfolio companies achieving milestones. In the quarter, we also strengthened our balance sheet by receiving net proceeds of $38.9 million from the sale of our common stock in a follow-on offering and net proceeds of $5.1 million from the sale of our common stock through our ATM, while increasing the capacity of our credit facilities by $75 million.”

“In terms of credit, we continue to closely work with our portfolio companies to achieve the best outcomes and, as a result, are making progress in improving our portfolio’s credit profile,” continued Mr. Pomeroy. “Looking ahead, with a stronger balance sheet and our disciplined underwriting, we believe we can further prudently grow HRZN’s portfolio of debt investments and deliver additional value to HRZN’s shareholders.”

Second Quarter 2023 Operating Results

Total investment income for the quarter ended June 30, 2023 grew 51.3% to $28.1 million, compared to $18.6 million for the quarter ended June 30, 2022, primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended June 30, 2023 and 2022 was 16.3% and 14.2%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended June 30, 2023 were $11.9 million, compared to $9.9 million for the quarter ended June 30, 2022. The increase was primarily due to a $3.0 million increase in interest expense and a $0.7 million increase in the base management fee, partially offset by a $2.0 million decrease in performance-based incentive fees. The decrease in performance-based incentive fees was related to an Incentive Fee Cap for the three months ended June 30, 2023 due to the cumulative incentive fees paid exceeding 20% of cumulative pre-incentive fee net return during the applicable quarter and the 11 preceding full calendar quarters.

Net investment income for the quarter ended June 30, 2023 was $16.1 million, or $0.54 per share, compared to $8.6 million, or $0.35 per share, for the quarter ended June 30, 2022.

For the quarter ended June 30, 2023, net realized loss on investments was $16.5 million, or $0.55 per share, compared to net realized loss on investments of $0.9 million, or $0.04 per share, for the quarter ended June 30, 2022.

For the quarter ended June 30, 2023, net unrealized appreciation on investments was $0.6 million, or $0.02 per share, compared to net unrealized depreciation on investments of less than $0.1 million for the prior-year period.

Portfolio Summary and Investment Activity

As of June 30, 2023, the Company’s debt portfolio consisted of 54 secured loans with an aggregate fair value of $683.3 million. In addition, the Company’s total warrant, equity and other investments in 99 portfolio companies had an aggregate fair value of $32.1 million. Total portfolio investment activity for the three and six months ended June 30, 2023 and 2022 was as follows:

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Beginning portfolio	$ 715,312	$ 515,009	$ 720,026	$ 458,075

New debt investments	50,545	159,235	97,553	253,720

Less refinanced debt balances	(10,000)	(25,000)	(10,000)	(25,000)

Net new debt investments	40,545	134,235	87,553	228,720

Principal payments received on investments	(6,075)	(4,861)	(12,890)	(6,956)

Payment-in-kind interest on investments	950	—	2,154	—

Early pay-offs and principal paydowns	(18,665)	(43,467)	(51,606)	(55,517)

Accretion of debt investment fees	1,645	1,547	3,093	2,553

New debt investment fees	(502)	(1,860)	(802)	(2,785)

Equity received in settlement of fee income	89	—	89	—

Proceeds from sale of investments	(1,986)	(22,146)	(8,506)	(43,426)

Net loss on investments	(16,529)	(929)	(16,697)	(899)

Net unrealized appreciation (depreciation) on investments	608	(36)	(6,929)	(2,273)

Other	(1)	—	(94)	—

Ending portfolio	$ 715,391	$ 577,492	$ 715,391	$ 577,492

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of June 30, 2023, March 31, 2023 and December 31, 2022:

($ in thousands)	June 30, 2023			March 31, 2023			December 31, 2022
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	11	$ 151,399	22.2%	9	$ 108,482	15.8%	8	$ 93,832	13.7%
3	38	460,125	67.3%	38	483,615	70.6%	47	557,554	81.2%
2	4	61,985	9.1%	7	87,206	12.7%	2	26,822	3.9%
1	1	9,800	1.4%	3	5,251	0.9%	3	8,250	1.2%
Total	54	$ 683,309	100.0%	57	$ 684,554	100.0%	60	$ 686,458	100.0%

As of June 30, 2023, March 31, 2023 and December 31, 2022, Horizon’s loan portfolio had a weighted average credit rating of 3.1, 3.0 and 3.1, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of June 30, 2023, there was one debt investment with an internal credit rating of 1, with an aggregate cost of $17.4 million and an aggregate fair value of $9.8 million. As of March 31, 2023, there were three debt investments with an internal credit rating of 1, with a cost of $20.3 million and a fair value of $5.3 million. As of December 31, 2022, there were three debt investments with an internal credit rating of 1, with a cost of $20.9 million and a fair value of $8.3 million.

Liquidity and Capital Resources

As of June 30, 2023, the Company had $107.1 million in available liquidity, consisting of $50.3 million in cash and money market funds, and $56.8 million in funds available under existing credit facility commitments.

As of June 30, 2023, there was no outstanding principal balance under the $150.0 million revolving credit facility (“Key Facility”). On June 29, 2023, the Company amended the Key Facility, among other things, to increase the commitment amount to $150 million and to increase the amount of the accordion feature, which now allows for the potential increase in the total commitment amount to $300 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of June 30, 2023, there was $176.8 million in outstanding principal balance under the $250 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 5.62%. On May 24, 2023, the Company amended the facility, among other things, to increase the commitment by $50.0 million to enable its wholly-owned subsidiary to issue up to $250.0 million of secured notes. The amendment to the facility extends the investment period to June 2024 and the maturity date of all advances to June 2029. In addition, the amendment amended the interest rate for advances made after May 24, 2023, fixing the interest rate at the greater of (i) 4.60% and (ii) the Three Year I-Curve plus 3.50% with the interest rate to be reset on any advance date.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of HRZN, previously issued $100.0 million of Asset-Backed Notes (the “2019 Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC. The 2019 Notes bear interest at a fixed interest rate of 4.21% per annum. The reinvestment period of the 2019 Notes ended July 15, 2021 and the stated maturity is September 15, 2027. As of June 30, 2023, the 2019 Notes had an outstanding principal balance of $30.8 million.

Horizon Funding Trust 2022-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “2022 Notes”) rated A by a ratings agency. The 2022 Notes bear interest at a fixed interest rate of 7.56% per annum. The reinvestment period of the 2022 Notes ends November 15, 2024 and the stated maturity is November 15, 2030. As of June 30, 2023, the 2022 Notes had an outstanding principal balance of $100.0 million.

During the three months ended June 30, 2023, the Company sold 448,175 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $5.1 million, including $0.1 million of offering expenses, from these sales.

On June 2, 2023, the Company completed a follow-on public offering of 3,250,000 shares of its common stock at a public offering price of $12.50 per share, for total net proceeds to the Company of $38.9 million, after deducting underwriting commission and discounts and other offering expenses.

As of June 30, 2023, the Company’s net debt to equity leverage ratio was 105%, below the Company’s 120% targeted leverage. The asset coverage ratio for borrowed amounts was 184%.

Liquidity Events

During the quarter ended June 30, 2023, Horizon experienced liquidity events from six portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In May, the Company received a payment of $1.5 million in cash and was issued $2.8 million of equity in Decisyon, Inc. in full satisfaction of Decisyon’s obligations to the Company under its venture loan.

In May, HRZN received $0.8 million in proceeds in connection with the redemption of warrants in Riv Data Corp.

In May, with the proceeds of a new loan from the Horizon Platform, Supply Network Visibility Holdings LLC (d/b/a Everstream Analytics) prepaid its previously outstanding principal balance of $11.1 million on its venture loan facility, plus interest and end-of-term payment. HRZN continues to hold warrants in Supply Network.

In June, Groundspeed Analytics, Inc. was acquired by Insurance Quantified and Groundspeed prepaid its outstanding principal balance of $11.0 million on its venture loan and convertible note, plus interest, end-of-term payments and prepayment fees.  HRZN also received proceeds totaling $0.5 million from the redemption of warrants it held in Groundspeed, as well as a preference payment on its convertible note of $0.9 million.

In June, HRZN received a partial paydown of $4.7 million on its venture loan to Avalo Therapeutics, Inc.

In June, HRZN received $0.2 million in proceeds in connection with an earnout payment and the redemption of warrants related to its investment in a former portfolio company, an innovator in digital health and remote patient monitoring, focused on providing cardiac monitors.

Net Asset Value

At June 30, 2023, the Company’s net assets were $355.4 million, or $11.07 per share, compared to $290.6 million, or $11.69 per share, as of June 30, 2022, and $318.4 million, or $11.47 per share, as of December 31, 2022.

For the quarter ended June 30, 2023, net increase in net assets resulting from operations was $0.2 million, or $0.01 per share, compared to $7.6 million, or $0.31 per share, for the quarter ended June 30, 2022.

Stock Repurchase Program

On April 28, 2023, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2024 or the repurchase of $5.0 million of the Company's common stock. During the quarter ended June 30, 2023, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through June 30, 2023, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million. On July 27, 2023, the Company funded an additional $0.2 million debt investment to Nexii.

Recent Developments

On July 6, 2023, the Company funded a $0.3 million debt investment to an existing portfolio company, Nexii Building Solutions, Inc. (“Nexii”). On July 25, 2023, the Company funded an additional $0.3 million debt investment to Nexii. On July 27, 2023, the Company funded an additional $0.2 million debt investment to Nexii.

On July 12, 2023, Evelo Biosciences, Inc. (“Evelo”) paid down $5.0 million of the principal amount of its loans outstanding under that certain Venture Loan and Security Agreement by and among the Company, the other lender parties therein and Evelo, dated as of December 15, 2022, as amended (the “Loan Agreement”) and the Company and Evelo converted $5.0 million of the principal amount of the loans outstanding under the Loan Agreement into 2,164,502 unregistered shares of Common Stock of Evelo.

On July 13, 2023, the Company funded a $0.8 million equity investment to an existing portfolio company, Better Place Forests Co. (“Better Place”), converted $0.5 million of the principal amount of its outstanding debt investments in Better Place into preferred stock of Better Place and converted $2.7 million of the principal amount of its outstanding debt investments in Better Place into common stock of Better Place.

On July 18, 2023, the Company funded a $0.2 million debt investment to an existing portfolio company, Aerobiotix, LLC.

On July 31, 2023, the Company funded a $5.0 million debt investment to a new portfolio company, Tallac Therapeutics, Inc.

Monthly Distributions Declared in Third Quarter 2023

On July 28, 2023, the Company’s board of directors declared monthly distributions of $0.11 per share payable in each of October, November and December 2023. The following table shows these monthly distributions, which total $0.33 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
September 18, 2023	September 19, 2023	October 16, 2023	$0.11
October 17, 2023	October 18, 2023	November 15, 2023	$0.11
November 16, 2023	November 17, 2023	December 15, 2023	$0.11
		Total:	$0.33

After paying distributions of $0.33 per share and earning net investment income of $0.54 per share for the quarter, the Company’s undistributed spillover income as of June 30, 2023 was $1.02 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, August 2, 2023, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13739015. The Company recommends joining the call at least 5 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Austin, Texas, Chicago, Illinois, Reston, Virginia and Portland, Maine. To learn more, please visit horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	June 30,	December 31,
	2023	2022
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $723,633 and $721,248, respectively)	$ 714,485	$ 720,026
Non-controlled affiliate investments at fair value (cost of $0 and $0, respectively)	906	—
Total investments at fair value (cost of $723,633 and $721,248, respectively)	715,391	720,026
Cash	24,395	20,612
Investments in money market funds	25,865	7,066
Restricted investments in money market funds	2,904	2,788
Interest receivable	14,893	13,573
Other assets	3,960	2,761
Total assets	$ 787,408	$ 766,826

Liabilities
Borrowings	$ 418,016	$ 434,078
Distributions payable	10,592	9,159
Base management fee payable	1,063	1,065
Incentive fee payable	118	1,392
Other accrued expenses	2,200	2,684
Total liabilities	431,989	448,378

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 32,263,724 and 27,920,838 shares issued and 32,096,259 and 27,753,373 shares outstanding as of June 30, 2023 and December 31, 2022, respectively	34	29
Paid-in capital in excess of par	437,561	385,921
Distributable earnings	(82,176)	(67,502)
Total net assets	355,419	318,448
Total liabilities and net assets	$ 787,408	$ 766,826
Net asset value per common share	$ 11.07	$ 11.47

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Investment income
Interest income on non-affiliate investments	$ 26,624	$ 17,720	$ 54,023	$ 31,573
Fee income on non-affiliate investments	1,493	868	2,131	1,219
Total investment income	28,117	18,588	56,154	32,792
Expenses
Interest expense	7,179	4,225	14,299	7,649
Base management fee	3,207	2,523	6,408	4,767
Performance based incentive fee	118	2,145	3,094	3,570
Administrative fee	368	374	808	735
Professional fees	447	271	1,106	848
General and administrative	546	362	992	706
Total expenses	11,865	9,900	26,707	18,275
Net investment income before excise tax	16,252	8,688	29,447	14,517
Provision for excise tax	179	106	363	206
Net investment income	16,073	8,582	29,084	14,311
Net realized and unrealized loss
Net realized (loss) gain on non-affiliate investments	(16,529)	271	(16,697)	301
Net realized loss on controlled affiliate investments	—	(1,200)	—	(1,200)
Net realized loss on investments	(16,529)	(929)	(16,697)	(899)
Net unrealized appreciation (depreciation) on non-affiliate investments	548	(1,436)	(7,835)	(3,723)
Net unrealized appreciation on non-controlled affiliate investments	60	—	906	—
Net unrealized appreciation on controlled affiliate investments	—	1,400	—	1,450
Net unrealized appreciation (depreciation) on investments	608	(36)	(6,929)	(2,273)
Net realized and unrealized loss	(15,921)	(965)	(23,626)	(3,172)
Net increase in net assets resulting from operations	$ 152	$ 7,617	$ 5,458	$ 11,139
Net investment income per common share	$ 0.54	$ 0.35	$ 1.00	$ 0.62
Net increase in net assets per common share	$ 0.01	$ 0.31	$ 0.19	$ 0.48
Distributions declared per share	$ 0.33	$ 0.30	$ 0.66	$ 0.60
Weighted average shares outstanding	29,747,290	24,301,762	28,987,948	23,109,584